                                                                EXHIBIT 10.37
                              SERVICE AGREEMENT

         THIS AGREEMENT entered into this 25 day of June 1996, by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION, a Delaware corporation, hereinafter referred to as "Seller," first party, and PIEDMONT NATURAL GAS COMPANY, INC. hereinafter referred to as "Buyer," second party,

                                  WITNESSETH

         WHEREAS, by order issued December 21, 1994, in Docket No. CP94-109, the Federal Energy Regulatory Commission ("Commission") authorized Seller's 1995/1996 Southeast Expansion Project (referred to as "SE95/96") and by order issued February 5, 1996, in the same proceeding, the Commission authorized certain modifications to Phase II of SE95/96; and

         WHEREAS, SE95/96 is being constructed in two phases -- Phase I added the dekatherm equivalent of 115,000 Mcf of gas per day of incremental firm transportation capacity in December 1995, and Phase II, as amended, will add the dekatherm equivalent of 55,000 Mcf of gas per day of incremental firm transportation capacity by a proposed in-service date of November 1, 1996; and

         WHEREAS, Seller and Buyer have executed (i) a Precedent Agreement, dated October 26, 1993, for firm transportation service under SE95/96, (ii) a Service Agreement, dated April 30, 1995 (hereinafter referred to as the "April 30, 1995 Service Agreement"), under Seller's Rate Schedule FT for such firm transportation service, and (iii) a letter agreement, dated May 22, 1995, for additional firm transportation service under Phase II to be made available as a result of the modifications to the SE95/96 facilities; and

         WHEREAS, the parties now desire to enter into this agreement to incorporate the additional firm transportation service for Buyer under Phase II and to supersede and terminate the April 30, 1995 Service Agreement.

         NOW, THEREFORE, Seller and Buyer agree as follows:

                                  ARTICLE I
                          GAS TRANSPORTATION SERVICE

         1. Subject to the terms and provisions of this agreement and of Seller's Rate Schedule FT, Buyer agrees to deliver or cause to be delivered to Seller gas for transportation and Seller agrees to receive, transport and redeliver natural gas to Buyer or for the account of Buyer, on a firm basis, up to the dekatherm equivalent of a Transportation Contract Quantity ("TCQ") of 75,213 Mcf per day from November 1, 1995 to October 31, 1996, and up to the dekatherm equivalent of 103,509 Mcf per day from November 1, 1996 through the remaining term of this agreement. 1

1 Buyer and Seller agree that the commencement of service hereunder up to the stated TCQ amounts shall be subject to the completion of construction and placement into service of Seller's facilities necessary to provide firm transportation service to Buyer pursuant to the authorizations issued by the FERC in Docket No. CP94-109. Seller shall notify Buyer as soon as reasonably practicable as the additional authorized facilities are constructed and ready for placement into service.

                              SERVICE AGREEMENT
                                 (Continued)


         2. Transportation service rendered hereunder shall not be subject to curtailment or interruption except as provided in Section 11 of the General Terms and Conditions of Seller's Volume No.1 FERC Gas Tariff.

                                  ARTICLE II
                             POINT(S) OF RECEIPT

         Buyer shall deliver or cause to be delivered gas at the point(s) of receipt hereunder at a pressure sufficient to allow the gas to enter Seller's pipeline system at the varying pressures that may exist in such system from time to time; provided, however, the pressure of the gas delivered or caused to be delivered by Buyer shall not exceed the maximum operating pressure(s) of Seller's pipeline system at such point(s) of receipt. In the event the maximum operating pressure(s) of Seller's pipeline system, at the point(s) of receipt hereunder, is from time to time increased or decreased, then the maximum allowable pressure(s) of the gas delivered or caused to be delivered by Buyer to Seller at the point(s) of receipt shall be correspondingly increased or decreased upon written notification of Seller to Buyer. The point(s) of receipt for natural gas received for transportation pursuant to this agreement shall be:

         See Exhibit A, attached hereto, for points of receipt.

                                 ARTICLE III
                             POINT(S) OF DELIVERY

         Seller shall redeliver to Buyer or for the account of Buyer the gas transported hereunder at the following point(s) of delivery and at a pressure(s) of:

         See Exhibit B, attached hereto, for points of delivery and pressures.

                                  ARTICLE IV
                              TERM OF AGREEMENT

         1. This agreement shall be effective as of the later of November 1, 1995 or the date Seller's facilities necessary to provide service to Buyer under Phase I of SE95/96 have been constructed and are ready for service, and shall remain in force and effect for a primary term of twenty (20) years from and after such effective date and year to year thereafter until terminated

                              SERVICE AGREEMENT
                                 (Continued)

after such primary term by Seller or Buyer upon at least two (2) years written prior notice to the other party; provided, however, this agreement shall terminate immediately and, subject to the receipt of necessary authorizations, if any, Seller may discontinue service hereunder if (a) Buyer, in Seller's reasonable judgment fails to demonstrate credit worthiness, and (b) Buyer fails to provide adequate security in accordance with Seller's Rate Schedule FT.

                                  ARTICLE V
                           RATE SCHEDULE AND PRICE

         1. Buyer shall pay Seller for natural gas delivered to Buyer hereunder in accordance with Seller's Rate Schedule FT and the applicable provisions of the General Terms and Conditions of Seller's FERC Gas Tariff as filed with the Federal Energy Regulatory Commission, and as the same may be legally amended or superseded from time to time. Such Rate Schedule and General Terms and Conditions are by this reference made a part hereof.

         2. Seller and Buyer agree that the quantity of gas that Buyer delivers or causes to be delivered to Seller shall include the quantity of gas retained by Seller for applicable compressor fuel, line loss make-up (and injection fuel under Seller's Rate Schedule GSS, if applicable) in providing the transportation service hereunder, which quantity may be changed from time to time and which will be specified in the currently effective Sheet No.44 of Volume No.1 of this Tariff which relates to service under this agreement and which is incorporated herein.

         3. In addition to the applicable charges for firm transportation service pursuant to Section 3 of Seller's Rate Schedule FT, Buyer shall reimburse Seller for any and all filing fees incurred as a result of Buyer's request for service under Seller's Rate Schedule FT, to the extent such fees are imposed upon Seller by the Federal Energy Regulatory Commission or any successor governmental authority having jurisdiction.

                                 ARTICLE VI
                                MISCELLANEOUS

         1. This Agreement supersedes and cancels as of the effective date hereof the following contract(s) between the parties hereto: April 30, 1995 Service Agreement

         2. No waiver by either party of any one or more defaults by the other in the performance of any provisions of this agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

         3. The interpretation and performance of this agreement shall be in accordance with the laws of the State of Texas, without recourse to the law governing conflict of laws, and to all present and future valid laws with respect to the subject matter, including present and future orders, rules and regulations of duly constituted authorities.

         4. This agreement shall be binding upon, and inure to the benefit of the parties hereto and




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                              SERVICE AGREEMENT
                                 (Continued)



their respective successors and assigns.

         5. Notices to either party shall be in writing and shall be considered as duly delivered when mailed to the other party at the following address:

                (a)        If to Seller:
                           Transcontinental Gas Pipe Line Corporation
                           P.O. Box 1396
                           Houston, Texas 77251
                           Attention: Vice President - Customer Service


                (b)        If to Buyer:
                           Piedmont Natural Gas Company, Inc.
                           1915 Rexford Road
                           Charlotte, North Carolina 28211

Such addresses may be changed from time to time by mailing appropriate notice thereof to the other party by certified or registered mail.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers or representatives thereunto duly authorized.


                                 TRANSCONTINENTAL GAS PIPE LINE CORPORATION
                                                                    (Seller)

                                 By /s/ Frank J. Ferazzi
                                    --------------------------------------------
                                    Frank J. Ferazzi
                                    Vice President - Customer Service


                                 PIEDMONT NATURAL GAS COMPANY, INC.
                                                                     (Buyer)
                                 By /s/ Thomas E. Skains
                                    --------------------------------------------
                                    Senior Vice President - Gas Supply and
                                    Services

                              SERVICE AGREEMENT
                                 (Continued)


                                  EXHIBIT A



           POINT(S) OF RECEIPT                          MAXIMUM DAILY QUANTITY AT EACH
                                                        RECEIPT POINT (MCF/D) 2:

                                                          PHASE I         PHASE II 3

       The interconnection between the
       facilities of Seller and Seller's                  75,213           103,509
       Mobile Bay Lateral near Butler in
       Choctaw County, Alabama












2      These quantities do not include the additional quantities of gas to be retained by Seller for compressor fuel and line loss make-up. Therefore, Buyer shall also deliver or cause to be delivered at the receipt points such additional quantities of gas to be retained by Seller for compressor fuel and line loss make-up.
3      The stated quantity represents the combined quantities for Phase I and
Phase II.

                              SERVICE AGREEMENT
                                 (Continued)


                                  EXHIBIT B


           POINT(S) OF DELIVERY 4                                            MAXIMUM DAILY QUANTITY AT EACH
                                                                                 DELIVERY POINT (MCF/D):

                                                                             PHASE I              PHASE II 5

Woodruff Meter Station, located at milepost 1198.97 on Seller's               6,024                9,024
main transmission line, Spartanburg County, South Carolina.

Charlotte Meter Station, located at milepost 1287.10 on Seller's             21,315               35,634
main transmission line in Iredell County, North Carolina.

Cardinal Meter Station, located at milepost 1369.50 on Seller's              12,211               23,188
main transmission line, Rockingham County, North Carolina.

Hickory Meter Station, located at milepost 1269.23 on Seller's main          35,663               35,663
transmission line, Stanley, North Carolina.











4        Seller shall redeliver gas at Seller's available pipeline pressure.
5 The stated volume represents the combined quantities for Phase I and Phase II.